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                                                                      EXHIBIT 12



                         RAYONIER INC. AND SUBSIDIARIES

                       RATIO OF EARNINGS TO FIXED CHARGES

                                   (UNAUDITED)
                             (THOUSANDS OF DOLLARS)

                                                                        Six Months Ended
                                                                            June 30,
                                                                            --------

                                                                2000                       1999
                                                             ----------                ----------
Earnings:
Net Income                                                   $   52,904                $   32,207
Add:
  Income Taxes                                                   23,990                    16,082
  Amortization of Capitalized Interest                            1,154                     1,184
                                                             ----------                ----------
  Additions to Net Income                                        25,144                    17,266
                                                             ----------                ----------

Adjustments to Earnings for Fixed Charges:
  Interest and Other Financial Charges                           44,402                    15,387
  Interest Factor Attributable to Rentals                           685                       875
                                                             ----------                ----------
  Adjustments for Fixed Charges                                  45,087                    16,262
                                                             ----------                ----------
EARNINGS AS ADJUSTED                                         $  123,135                $   65,735
                                                             ==========                ==========

Fixed Charges:
  Fixed Charges above                                        $   45,087                $   16,262
  Capitalized Interest                                                -                       150
                                                             ----------                ----------
TOTAL FIXED CHARGES                                          $   45,087                $   16,412
                                                             ==========                ==========


RATIO OF EARNINGS AS ADJUSTED TO
  TOTAL FIXED CHARGES                                              2.73                      4.01
                                                             ==========                ==========

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